EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in this Amendment No. 7 to the Registration Statement on Form S-1 of our report dated April 13, 2000 (with respect to the second paragraph, Note (H) April 19, 2000; with respect to Note D(1) June 21,
2000), on our audits of the consolidated financial statements of Urban Cool Network, Inc. and subsidiary as of December 31, 1999 and 1998, for year ended December 31, 1999, for the period from January 23, 1998 (inception) through December 31, 1998 and for the period from January 23, 1998 (inception) through December 31, 1999 and to the reference of our firm under the caption "Experts."

Richard A. Eisner & Company, LLP

New York, New York
August 29, 2000